Form of AMENDMENT

 TO

 CUSTODIAN AGREEMENT

THIS AMENDMENT TO CUSTODIAN AGREEMENT (this “Amendment”) is made as of _____________, 2019 by and between BROWN BROTHERS HARRIMAN & CO., a limited partnership organized under the laws of the State of New York (“BBH&Co.” or the “Custodian”), and GUINNESS ATKINSON FUNDS, a Delaware statutory trust (the “Trust”), on behalf of each of its series portfolios listed on Exhibit A to the Agreement (each a “Fund” and collectively, the “Funds”), registered with the Securities and Exchange Commission under the Investment Company Act of 1940.

WHEREAS, the Custodian and the Trust entered into a Custodian Agreement, dated as of September 14, 2009 (as amended, modified and/or supplemented to date, the “Agreement;” all capitalized terms used but not defined herein shall have the meanings set forth in the Agreement); and

WHEREAS, the Custodian and the Trust desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the Custodian and the Trust hereby agree as follows:

1.	The Agreement is hereby amended by deleting the existing Exhibit A to the Agreement and replacing it with the Exhibit A attached hereto.

2.	The Agreement is hereby amended by inserting the following subsections after Section 2.4:

“2.5     The Fund represents and warrants that it is not resident in or organized under the laws of any country with which transactions or dealings are prohibited under a Sanctions Regime. The Fund further warrants that it is not owned or controlled by: (i) the government of any country with which transactions or dealings by any person are prohibited under a Sanctions Regime; (ii) a person or entity resident in or organized under the laws of any country with which transactions or dealings by any person are prohibited under a Sanctions Regime; or (iii) any person or entity on the List of Specially Designated Nationals and Blocked Persons published by OFAC or any comparable Sanctions Regime lists.

2.5.1       The Fund represents and warrants that either the Fund or its service providers conduct ongoing screening of the Fund’s investors and their transactional activity against lists promulgated by a Sanctions Regime, as such lists are amended from time to time.

2.5.2       The Fund represents and warrants that it has implemented adequate risk management, control and compliance procedures and systems to ensure that it will not instruct or otherwise cause Custodian to hold any assets in custody that would violate a Sanctions Regime. The Fund further represents it will not invest in, engage in, or facilitate any transaction that would cause Custodian to violate any Sanctions Regime, including any transaction or dealing involving: (i) any country with which transactions or dealings by any person are prohibited under a Sanctions Regime; (ii) any person or entity subject to any Sanctions Regime; or (iii) any assets owned or controlled by a person or entity that is subject to any Sanctions Regime (collectively, “Sanctioned Property”). The Fund further represents and warrants that it will promptly notify the Custodian in writing if either it or any of its underlying investors whose assets are held by the Custodian becomes subject to a Sanctions Regime or holds assets that subsequently became Sanctioned Property. As used herein, “Sanctions” or “Sanctions Regime(s)” shall mean any governmental sanctions against countries, persons and entities that are imposed at any time by the US, the EU, the United Nations or any other jurisdiction, which the Custodian must comply with.

2.6       The Fund represents and warrants that it has developed and implemented an anti-money laundering (“AML”) program (“AML Program”) that is designed to comply with all applicable AML and terrorist financing laws and regulations, including but not limited to: the United States Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001, and the rules and guidance of any applicable self-regulatory organization (collectively, “applicable AML laws”). The Fund represents and warrants that its AML Program, or the AML Programs of its service providers, include a written Customer Identification Program (“CIP”) that identifies and verifies the Fund’s investors, including beneficial owners, as required by applicable AML laws. The Fund further represents and warrants that its AML Program, or the AML Programs of its service providers, include policies, procedures and controls designed to ensure that: (i) none of the Fund’s investors are prohibited banks that fail to maintain a physical presence in any country (a “Shell Bank”); (ii) enhanced due diligence is conducted on investors identified as Politically Exposed Persons, which includes ascertaining source of wealth for such investors; (iii) ongoing monitoring is conducted to identify and report suspicious activity; and (iv) the Fund or its service provides create and maintain all records and documentation required by applicable AML laws, including identification and verification records of the Fund’s investors.

2.6.1       The Fund acknowledges that the Custodian is obligated under applicable US AML Laws to obtain, verify and record identifying information about its customers prior to opening an account.

2.6.2       The Fund represents and warrants that upon request, it will provide the Custodian with information that the Custodian requires to comply with applicable AML Laws and Sanctions Regimes.

2.6.3       The Fund further represents and warrants that it will not instruct or otherwise cause Custodian to hold any assets in custody or engage in or facilitate any transaction that would cause Custodian to violate any applicable AML laws.”

3.           This Amendment may be executed in any number of counterparts each of which shall be deemed to be an original. This Amendment shall become effective when one or more counterparts have been signed and delivered by each of the parties. A photocopy or telefax of the Amendment shall be acceptable evidence of the existence of the Amendment and the Custodian shall be protected in relying on the photocopy or telefax until the Custodian has received the original of the Agreement.

4.           This Amendment, together with the Agreement, constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect hereto. Except as expressly modified hereby, the Agreement shall continue in full force and effect in accordance with its terms and conditions.

5.           This Amendment shall be construed in accordance the governing law and exclusive jurisdiction provisions of the Agreement.

[Signature page follows]

IN WITNESS WHEREOF, each of the undersigned parties has executed this Amendment to Custodian Agreement effective as of the date first above written.

BROWN BROTHERS HARRIMAN & CO.

By:
Name:
Title:
Date:

GUINNESS ATIKINSON FUNDS ON BEHALF OF

SERIES PORTFOLIOS LISTED ON EXHIBIT A HERETO

By:
Name:
Title:
Date:

Exhibit A

to Custodian Agreement

List of Funds

Guinness Atkinson Alternative Energy Fund (GAAEX)

Guinness Atkinson Asia Focus Fund (IASMX)

Guinness Atkinson Asia Pacific Dividend Builder Fund (GAADX)

Guinness Atkinson China & Hong Kong Fund (ICHKX)

Guinness Atkinson Dividend Builder Fund (GAINX)

Guinness Atkinson Global Energy Fund (GAGEX)

Guinness Atkinson Global Innovators Fund (GINNX/IWIRX)

Guinness Atkinson Renminbi Yuan & Bond Fund (GARBX)

SmartETF Smart Transportation & Technology ETF

SmartETFs Advertising & Marketing Technology ETF

SmartETFs Asia Pacific Dividend Builder ETF

SmartETFs Dividend Builder ETF